Exhibit D-2(c)
                STATE CORPORATION COMMISSION
                         OF VIRGINIA

Application of The Potomac Edison Company,   *
dba Allegheny Power for Continuing           *    Case No. PUF97___
Approval of a Money Pool Agreement Among     *
Affiliated Interests


 APPLICATION FOR CONTINUING APPROVAL OF MONEY POOL AGREEMENT

     Pursuant to Chapter 4 of Title 56 of the Code of

Virginia, The Potomac Edison Company, dba Allegheny Power

("AP") applies for continuing Commission approval of a Money

Pool Agreement among AP and its affiliates in the Allegheny

Power System. In support for said request, AP respectfully

states as follows:

     1.   AP is a public service company incorporated under

the laws of Virginia and Maryland and is qualified to

transact business as a foreign corporation in West Virginia

and Pennsylvania. It provides electric service in fourteen

northwestern Virginia counties as well as in adjoining areas of West Virginia and Maryland.

     2.   AP's principal office and place of business is

located at 10435 Downsville Pike, Hagerstown, Maryland 21740-

1766.

     3.   The Allegheny Power System Money Pool (the Money

Pool) is a contract among affiliated Allegheny Power System

companies. It is an internal financing facility in which the excess funds of some participants are used to satisfy the

short term borrowing needs of other participants.

Participants in the Money Pool are AP, West Penn Power

Company, Monongahela Power Company, Allegheny Generating

Company ("AGC") and Allegheny Power System, Inc. ("APS,

Inc."). AGC may only borrow from the Money Pool, and APS,

Inc. may only lend to the Money Pool. Daily balancing of

each Money Pool participant and the overall administration

of the Money Pool is performed by

 Allegheny Power Service

Corporation, the agent for the participants. The operation

of the Money Pool is designed to match, on a daily basis,

the available cash and short-term borrowing requirements of

the participants, thereby minimizing the need to borrow

funds in the external short-term capital markets. Any excess funds from the Money Pool are to be invested according to

guidelines outlined in the Money Pool Agreement. No

unregulated affiliates can participate in the Money Pool.

     4.   Applicant has previously received Commission

approval to participate in the Money Pool in Case Nos.

PUF910006 and PUF960004. The Commission's April 29, 1996

order in Case No. PUF960004 provides that the Applicant is

to seek subsequent approval from the Commission whenever the terms and conditions of the Money Pool Agreement change.

     5.   Applicant and its affiliates have changed certain

terms and provisions of the Money Pool Agreement. The

following changes have been made:

     Under the prior agreement, interest income and expense

were calculated "using the previous day's Fed Funds

Effective Interest Rate as quoted by the Federal Reserve

Bank of New York." A revision has been made which adds to

the end of that sentence: "as long as this rate is at least

four basis points lower than the previous day's seven-day

commercial paper rate as quoted by the same source. Whenever the Fed Funds rate is not at least four basis points lower

than the seven-day commercial paper rate, then the seven-day commercial paper rate minus four basis points should be

used."

     The second change to the Money Pool Agreement is that

interest income resulting from external investments will be

accrued daily instead of booked upon receipt. In addition,

interest income will be allocated to members of the Money

Pool on a basis equal to their pro rata share of net

contributions in the Pool throughout the month, instead of on the net contributions on the day the investment was placed. Also added to the agreement was a sentence that the

allocation of interest income will be settled on a cash

basis on the last business day of each month.

     A copy of the revised Allegheny Power System Money Pool

Agreement is attached hereto as Exhibit No. 1.

     6.   AP believes that the cost of the proposed

borrowings through the Money Pool will generally be more

favorable to the borrowing participants than the comparable

costs of external short-term borrowings and that the yield

to the participants contributing available funds to the

Money Pool will generally be higher than the typical yield

on short-term investments.

     Wherefore, for the reasons set forth herein, AP

requests that the Commission pass an order granting its

approval under Chapter 4 of Title 56 of the Virginia Code to

AP's continued participation with its affiliates in the

Money Pool Agreement as amended and attached hereto as

Exhibit No. 1.


Dated this 7th day of October, 1997


                              The Potomac Edison Company
                              dba Allegheny Power



                              By:  /s/ T. K. Henderson
                                   T. K. Henderson, Vice President

Attest:

/s/ Eileen M. Beck
Eileen M. Beck, Assistant Secretary


/s/ Philip J. Bray
Philip J. Bray, Esq.
The Potomac Edison Company Building
10435 Downsville Pike
Hagerstown, Maryland 21740-1766
(301) 790-6283

                                               EXHIBIT NO. 1


     Exhibit No. 1 was previously filed as "Exhibit B" to Post-Effective Amendment No. 12 on September 17, 1997.

                      Transaction Summary

              Application for Continuing Approval
                   of Allegheny Power System
                      Money Pool Agreement


1. Describe, in detail, the affiliate relationship among the parties involved.

     See Paragraphs 1-6 of PE's October 10, 1991 application in Case No. PUF910006 attached.

2. Describe the conditions and terms of the agreement, including rights of parties to cancel and renewability.

     The Money Pool document is Exhibit No. 1 to the application in this case. It has no specified term. It is subject to cancellation upon the mutual agreement of the parties.

3.   Why is the utility company providing the
     services/goods?   What  are  the current or prior
     arrangements? Provide specific details.

     The Money Pool is an internal financing facility in which excess funds of some participants are used to satisfy the short term borrowing needs of others. Using the Money Pool in place of settling intercompany billings is more efficient and has resulted in higher returns for investing members and lower costs for borrowing members. The Money Pool has been in effect and has worked successfully since the Commission's approval dated January 24, 1992 in Case No. PUF910006. The Commission further approved the Money Pool by Order dated April 29, 1996 in Case No. PUF960004.

4.   Show  that the cost of the services/good(s) is at least
     comparable  to  the  cost  if  obtained  from  a   non-
     affiliated  entity  and/or  provided  internally   both
     currently and in the future.

     Both interest income and interest expense are calculated using the previous day's fed funds effective interest rate as quoted by the Fed Reserve Bank of New York as long as this rate is at least four basis points lower than the previous day's seven-day commercial paper rate as quoted by the same source. Whenever the Fed Funds rate is not at least four basis points lower than the seven-day commercial paper rate, then the seven-day commercial paper rate minus four basis points is used. Members of the Pool with excess funds earn this interest rate. Members of the Pool borrowing funds pay this interest rate. Excess funds are invested in accordance with Board approved guidelines. Depending upon market conditions this method enables the Company to save up to 30 basis points, including the commercial paper dealers' commission, typically around four basis points. (see Attachment B to the Money Pool).

5.   How   are  the  associated  costs  to  be  charged   or
     allocated? Detailed descriptions must be provided.

     Accounting and reporting for the Pool is being done on a daily basis. Each day, the transactions of the Pool members are recorded. Money Pool spreadsheet (Attachment A to the agreement) is being prepared on a daily basis for each month calculating ending balances, interest income and interest expense. It also includes the external investments and income for each member of the Pool.

6.   Provide  assurance through safeguards in place that  no
     unregulated  affiliate  will  be  subsidized   by   the
     regulated   company  as  a  result  of   the   proposed
     transaction.

     No  unregulated  affiliates participate  in  the  Money
     Pool.

7. Provide assurances that the utility is not exposing itself to greater business risks as a result of the proposed arrangement. If the utility is being exposed to a greater degree of business risk, show how the arrangement would be in the public interest in spite of the additional risk exposure.

     There is no additional risk to Pool participants. The Pool simply represents a more efficient method of managing funds and results in higher returns for investing members and lower costs for borrowing members. All transactions occur at the previous day's fed funds effective interest rate subject to the four basis point provision mentioned previously. Any excess funds will be invested in accordance with Board approved guidelines to protect asset value.

8.   Show   that  the  agreement  or  arrangement   is   not
     detrimental to the Virginia ratepayers. How is the transaction in the public interest? Be specific.

     The Money Pool Agreement is in the public interest because it produces lower borrowing costs and higher investment income to AP as a member of the Money Pool and also reduces associated transaction costs.

9.   Provide      additional      support      for       the
     agreement/arrangement. Will the service/contract result in lower operating costs, more efficiencies, economics of scale or better quality of service for the utility? Be specific.

     The Money Pool is a more efficient method of managing funds and has resulted in higher returns for investing members and lower costs for borrowing members.

10. Show the arrangement will not cause the utility to become involved in a long term captive relationship.

     The Money Pool can be dissolved upon the mutual agreement of all parties.

11. Costs should be directly assigned where possible. Direct charge allocation should be emphasized for labor and other costs that can be identified with the specific activity. Allocations based on a general allocator should be limited to 5% of total charges if at all possible. If such assignments deviate from the above guidelines, provide justification for such deviation.

     Not applicable.

12. Section 56-233.1 of the Code of Virginia states that every public utility shall use competitive bidding to the extent possible in its purchasing practices. Show that competitive bidding has been used in connection with the proposed arrangement. Provide names of vendors contacted and prices quoted as well as copies of bid requests.

     The Money Pool is an internal financing facility which replaces to an extent investments in and borrowing from banks and other credit facilities. The efficiencies created by the internal financing facility as opposed to outside lenders make the Money Pool cost efficient. The availability of this internal financing is unique and no competitive bidding was used to acquire this service.

13. Relative to leases with affiliates, the utility must justify leasing versus buying as well as leasing from an affiliate versus leasing from a third party. Provide an analysis to support the Company's proposal.

     Not applicable.

                STATE CORPORATION COMMISSION
                         OF VIRGINIA
                     RICHMOND, VIRGINIA

Petition of The Potomac Edison Company
and Its Affiliated Companies,
Monongahela Power Company,
West Penn Power Company
Allegheny Generating Company, and
Allegheny Power System, Inc.
for Consent and Approval under
Chapters 3 and 4 of the
Code of Virginia


PETITION FOR CONSENT AND APPROVAL

     Now comes The Potomac Edison Company ("PE") and its

affiliated companies, Monongahela Power Company ("Mon

Power"), West Penn Power Company ("West Penn"), Allegheny

Generating Company ("AGC"), and Allegheny Power System, Inc.

("APS"), collectively known as the Petitioners herein, and

respectfully represent to the Virginia State Corporation

Commission ("SCC" or "Commission") as follows:

                         The Parties

     1.   PE is a public utility corporation organized,

existing, and doing business under the laws of Virginia and

Maryland and is qualified to transact business in West

Virginia and Pennsylvania; PE's principal office and place

of business is at 10435 Downsville Pike, Hagerstown,

Maryland 21740.

     2.   Mon Power is an Ohio corporation providing

electric service to customers in the states of West Virginia and Ohio; Mon Power's principal office and place of business is at 1310 Fairmont Avenue, Fairmont, West Virginia 26554.

     3.   West Penn is a public utility corporation

organized, existing, and doing business under the laws of

Pennsylvania; West Penn's principal office and place of

business is at 800 Cabin Hill Drive, Greensburg,

Pennsylvania 15601.

     4.   AGC is a Virginia corporation having its principal

office and place of business at 12 E. 49th Street, New York,

New York 10017.

     5.   APS is a Maryland corporation having its principal

office and place of business at 12 E. 49th Street, New York,

New York 10017.

     6.   PE, Mon Power, and West Penn are sister operating

companies and wholly-owned subsidiaries of APS. All 1,000

outstanding shares of AGC's common stock are owned as

follows: Potomac Edison 28%, Mon Power 27%, and West Penn

45%. PE, Mon Power, West Penn, and AGC are "affiliated

interests" of each other under 56-76(e) of Virginia's

"Affiliate's Act" set out in Chapter 4 of the Code of

Virginia ("Virginia Code"). Under 56-76(e), PE, Mon Power,

West Penn, and APS likewise are "affiliated interests" of

each other. Note, however, that AGC and APS are not

affiliates of each other because neither is a public utility company, and application of Virginia's "Affiliate's Act"

depends on at least one party to a regulated transaction

being a public utility.



                       The Money Pool

     7.   Petitioners herein seek the Commission's consent

and approval under Chapters 3 and 4 of The Virginia Code to

enter into a Money Pool Agreement and to participate in the

Money Pool (the "Pool") with each other in accord with the

Money Pool Agreement. A copy of the Money Pool Agreement and a copy of PE's Financing Summary are attached hereto as

parts hereof as Exhibits A and B, respectively.

     8.   The Pool is an internal financing facility in

which surplus funds of some participants are used to assist

or satisfy the short-term borrowing needs (one day up to one year) of other participants. Using the Pool in place of

settling intercompany billings or borrowing from unrelated

third parties is generally a more efficient method of managing the funds among affiliated companies and should result in higher returns for investing members, as well as

lower costs and more favorable terms for borrowing members.

     9.   Participants/Members of the Pool are the

Petitioners herein - PE, Mon Power, West Penn, AGC, and APS.

APS will be allowed to invest its excess funds in the Pool

but will not be permitted to borrow funds therefrom. AGC

will be allowed to borrow funds from the Pool but may not

invest in the Pool. Allegheny Power Service Corporation

("APSC"), a Maryland corporation and a wholly-owned

subsidiary of APS, will act as the Agent for Pool

participants and will administer the Pool but will not

borrow from or lend to it. APSC, therefore, is not a

Petitioner herein.

     10.  The operation of the Pool will be designed to

match, on a daily basis, the available cash and short-term

borrowing requirements of participants, thereby minimizing

the need for short-term borrowing to be made by participants from external sources. To this end, it is anticipated that

the short-term borrowing requirements of participants will

be met, in the first instance, with the proceeds of

borrowings available through the Pool; and thereafter, to

the extent necessary, with proceeds of external short-term

borrowings.

     11.  The excess funds of Pool members will be

determined by the individual performing the cash position

function of each member each day. The determination of

excess funds will be based on the daily cash forecast and

will include allocations for compensating balance

requirements and the current day's known changes. Allocation of funds to borrowing members and investing of funds not

needed by Pool members will be made by Agent APSC. No

participant will effect external borrowings for the purpose

of providing funds to the Pool or of making loans to other

participants in the Pool.

     12.  Interest income and expense will be calculated

using the previous day's Federal Funds Effective Interest

Rate as quoted by the Federal Reserve Bank of New York. All

loans will be payable on demand and may be  prepaid by any

borrowing participant at any time without premium or

penalty. Also, any participant contributing funds to the

Pool may withdraw them at any time without notice to satisfy said participant's daily need for funds. Interest income and expense will be calculated daily and settled on a cash basis on the last business day of each month. For any given month,

a Pool member should have both interest income and interest

expense. The monthly booking will include entries that

reflect both income and expense. Entries will not be made on a net basis for the interest accrual. For internally

invested and borrowed funds, the total interest income and

interest expense will be exactly the same.

     13.  When contributions to the Pool are in excess of

the borrowing needs of participants, Agent APSC will invest

the funds according to the investment schedule consistent

with the Board of Directors' guidelines established, first,

to provide a high degree of security to principal and,

second, to provide maximum return on the investment. The

interest income resulting from the external investments will be booked upon receipt and will be allocated to the members

of the Pool on a basis equal to their pro rata share of net

contributions to the Pool on the day the investment was

placed.

     14.  If there are insufficient funds in the Pool to

satisfy all the members' borrowing needs, Agent APSC will

allocate funds to members of the following priority:

          A.   Members that do not have access to any other

               funds;

          B.   Members that do not have access to commercial

               paper markets;

          C.   Members that will incur higher interest

               charges due to their risk rating criteria; and

          D.   Grouping of members that results in the

               lowest administrative costs.

     15.  Pool members whose needs are not fully satisfied

by available Pool funds will issue commercial paper to

borrow from banks through the System lines of credit. Such

short-term financings will continue to be made in the names

of the members having the financing needs. Sales of

commercial paper will be arranged by Agent APSC. Bank loans

will be arranged by individual Pool members.

     16.  The terms and conditions of the Money Pool

Agreement are and the operation of the Pool will be fair and reasonable.

     17.  PE has a total capitalization of more than $5

million. Because the notes or other evidence of indebtedness issued under the terms of the Money Pool Agreement together

with all other outstanding notes and drafts of a maturity of less than twelve months on which PE is primarily or

secondarily liable may aggregate more than five percent of

PE's total capitalization, approval for the issuance of this short-term indebtedness is required by 56-58 of Chapter 3

of the Virginia Code.

     18.  Petitioners herein are "affiliated interests" as

said term is defined in Chapter 4, 56-76 of the Virginia

Code. As a contract among affiliated interests, the Money

Pool Agreement is subject to Commission approval under 56-

77 and 56-82 of the Virginia Code.

     19.  In accord with Chapter 3, 56-65.1 of the Virginia

Code, PE hereby individually seeks the Commission's consent

and approval to change the Company's existing short-term

debt authority by requesting this Commission to amend its Order dated February 8, 1991, in Case No. PUF910006 to change PE's existing short-term debt authority of $93

million with an expiration date of March 31, 1993, to a new

short-term debt authority of $94 million with an expiration

date of December 31, 1993. PE correspondingly requests that

this Commission further amend said Order to make PE's short-

term debt authority also applicable to Pool transactions. PE shall use the proceeds of its increased level of short-term

borrowing for the purposes enumerated in Chapter 3, 56-58

of the Virginia Code.

                     Approvals Requested

     20.  Petitioners believe that the operation of the pool

will not grant an undue advantage to any other utility in

Virginia and will not adversely affect the pubic in Virginia or in any other jurisdiction(s) in which one or more of

Petitioners operate.

     21.  Because the Pool is expected to reduce costs and

increase yields on short-term investments by Petitioners,

they maintain that the Pool not only will serve each

Petitioner's best interests, but the Pool also will operate

in the best interest of the public which each Petitioner

serves.

     WHEREFORE, Petitioners pray that the Commission consent

to and approve the Petitioners' entering into the Money Pool

Agreement and participating in the Pool with each other in

accord with said Agreement as herein above set forth and

that such consent and approval be granted without formal

notice and hearing. PE additionally and individually prays

that this Commission consent to and approve a change in PE's existing short-term debt authority and the extended

application of that authority by amending Commission Order

dated February 9, 1991, in Case No. PUF910006 to change PE's existing short-term debt authority of $93 million with an

expiration date of March 31, 1993, to a new short-term debt

authority of $94 million with an expiration date of

December 31, 1993, and by amending said Order to make that

short-term debt authority also applicable to Pool transactions,

and that such amendments to said Order be done without formal notice and hearing.

     Dated this 10th day of October 1991.

                                   The Potomac Edison Company

                                   By:  /s/ J. D. Latimer
                                   J. D. Latimer
                                   Vice President

Attest:

/s/ E. W. McCauley, Jr.
E. W. McCauley, Jr.
Assistant Secretary